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Pharmos Completes Phase I Cannabinor Study

Phase IIa Planned for Second Quarter 2006

Iselin, NJ, January 26, 2006 – Pharmos Corporation (Nasdaq: PARS) announced today the Company has successfully completed a Phase I trial for cannabinor, a CB2-selective synthetic cannabinoid drug candidate that has been shown to have activity in preclinical animal models of various types of pain and several autoimmune diseases. The data indicate that cannabinor was safe and well tolerated with no severe adverse events in the escalating single dose safety trial. The Company plans to initiate a Phase IIa study during the second quarter of this year in patients experiencing post-operative pain following third molar extraction.

The Phase I randomized, double blind, placebo controlled, intravenous, escalating single dose study enrolled 48 healthy male volunteers at the Harrison Clinical Research Unit in Munich, Germany. The clinical trial material was manufactured in the Company’s GMP pilot facility in Rehovot, Israel. In addition to demonstrating safety and tolerability, the trial showed linear pharmacokinetics and dose-proportionality of exposure parameters between single doses consistent with existing preclinical experience.

“We are pleased that the Phase I data demonstrated cannabinor to be safe and well tolerated in human patients and look forward to initiating the Phase II development of cannabinor in the second quarter,” said Haim Aviv, Ph.D., Chairman and CEO. “During 2006, we will examine additional potential indications in Phase IIa feasibility trials before deciding on the indication with the highest probability of clinical and regulatory success.”

In addition to the ongoing clinical testing of cannabinor in an intravenous formulation, Pharmos is developing an oral formulation of the drug candidate to move into clinical development after initial observations of oral bioavailability are confirmed. An oral formulation will facilitate clinical development of cannabinor for chronic conditions such as neuropathic pain. Pending the outcome of the upcoming Phase IIa trials and the work on oral formulation, Pharmos plans to implement Phase IIb studies of cannabinor in 2007.

Cannabinor is the first drug candidate to emerge from Pharmos’ discovery program in synthetic CB2-selective cannabinoids. The Company intends to advance additional synthetic cannabinoids into clinical development. “The physiological importance of cannabinoid receptors and their signaling pathways is increasingly recognized in the scientific and medical communities,” added Dr. Aviv. “Their impact on human health and disease is being studied in such diverse biological responses as pain, impulse control, inflammation, immunomodulation and obesity. We are excited by the therapeutic potential of our pipeline.”

Pharmos discovers and develops novel therapeutics to treat a range of indications including neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is scheduled for Phase II testing in pain indications during 2006. From the dextrocannabinoid family, the neuroprotective drug candidate dexanabinol completed a Phase IIa trial as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos’ proprietary synthetic cannabinoid library are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders. The Company’s NanoEmulsion drug delivery system is in clinical-stage development for topical application of analgesic and anti-inflammatory agents.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	The Ruth Group, Inc.
Gale Smith	John Quirk (investors)
(732) 452-9556	(646) 536-7029
Pharmos Israel	Janine McCargo (media)
Irit Kopelov	(646) 536 7033
011-972-8-940-9679